Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (October 23, 2013)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a cash dividend to shareholders.  The quarterly dividend of $0.05 per share will be paid December 2, 2013 to shareholders of record on the close of business on November 6, 2013.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At September 28, 2013, there were 995 franchises in operation under the brands Plato’s Closet®, Play It Again Sports®, Once Upon A Child®, Music Go Round® and Style Encore™.  An additional 88 retail franchises have been awarded but are not open.  In addition, at September 28, 2013, the Company had a lease portfolio of $36.7 million.